Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned, Danelo Limited (the “Company”), hereby constitutes and appoints John Burton with full power of substitution, as the Company’s true and lawful attorney-in-fact to:

1.
prepare, execute in the Company’s name and on the Company’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the Company to make electronic filings with the SEC of reports required by Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

2.
execute for and on behalf of the Company with respect to Bunge Global SA, Schedules 13D and 13G and Forms 3, 4, and 5 in accordance with Sections 13(d) and 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

3.
do and perform any and all acts for and on behalf of the Company which may be necessary or desirable to complete and execute any such Schedules 13D or 13G or Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

4.
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the Company, it being understood that the documents executed by such attorney-in-fact on behalf of the Company pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The Company hereby grants to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Company might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The Company acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the Company, is not assuming any of the Company’s responsibilities to comply with Sections 13(d) and 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

Unless earlier revoked by the Company, this Power of Attorney shall in all circumstances remain in force and be irrevocable until such time as the attorney-in-fact ceases to be an employee of the Company or any of its affiliates, and shall be of no further effect after that date.

IN WITNESS WHEREOF, the Company has caused this Power of Attorney to be executed as of the 7th day of July, 2025.

DANELO LIMITED

By:	/s/ Markus Walt
Name: Markus Walt
Title: Director